Exhibit 99.1

FOR IMMEDIATE RELEASE

March 24, 1999

Cintas Corporation and Unitog Company are pleased to announce the completion of their merger. Earlier today, Unitog stockholders approved the Agreement and Plan of Merger between Unitog and Cintas Corporation, whereby Cintas acquired Unitog. The amount of Cintas common stock into which one share of Unitog common stock will be converted is .5518 shares. The total shares which will be issued by Cintas in the Merger is approximately 5.03 million, with the final number calculated after taking into consideration cash payments to be made in lieu of fractional shares.

Robert J. Kohlhepp, Chief Executive Officer of Cintas Corporation, stated, "The Unitog acquisition is the largest and most significant acquisition we have ever made. The combination of our two companies will broaden our geographic coverage, expand our infrastructure and increase the effectiveness of every marketing and sales program that we have today. The merger will also enhance our ability to serve our customers."

Cintas is a leader in the corporate identity uniform business and also provides a wide range of ancillary services including entrance mats, sanitation supplies, first aid products and services, and cleanroom supplies. Cintas is a publicly-held company traded over Nasdaq under the symbol CTAS.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. This press release contains forward-looking statements that reflect the Company's current views as to future events and financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. Management cautions that forward-looking statements are not guarantees that actual results could differ materially from those expressed or implied in the forward-looking statements.

For additional information contact:
William C. Gale, Vice President-Finance and CFO    513/573-4211
Karen L. Carnahan, Vice President and Treasurer    513/573-4013